Exhibit 7.01

Joint Filing Agreement

The undersigned acknowledge and agree that the foregoing Statement on Schedule 13D/A is filed on behalf of each of the undersigned and that all subsequent amendments to this Statement on Schedule 13D/A shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning any other, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

This agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which taken together will constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby executes this Joint Filing Agreement as of this 2nd day of March, 2021.

/s/ J.W. Marriott, Jr.
J.W. Marriott, Jr.

/s/ Deborah Marriott Harrison
Deborah Marriott Harrison

The Juliana B. Marriott Marital Trust

By:	/s/ Juliana B. Marriott
Name:	Juliana B. Marriott
Title:	Trustee

By:	/s/ David Sheets Marriott
Name:	David Sheets Marriott
Title:	Trustee

/s/ Juliana B. Marriott
Juliana B. Marriott

Joint Filing Agreement

/s/ David Sheets Marriott
David Sheets Marriott

/s/ Michelle Marriott
Michelle Marriott

JWM Family Enterprises, Inc.

By:	/s/ Jacqueline M. Perry
Name:	Jacqueline M. Perry
Title:	Treasurer

JWM Family Enterprises, L.P.

By: JWM Family Enterprises, Inc., its General Partner

By:	/s/ Jacqueline M. Perry
Name:	Jacqueline M. Perry
Title:	Treasurer

/s/ Nicole Marriott Avery
Nicole Marriott Avery

/s/ Jennifer R. Jackson
Jennifer R. Jackson